Exhibit 10.16
Summary of 2011 AbitibiBowater Inc. Short-Term Incentive Plan
On January 7, 2011, the human resources and compensation/nominating and governance committee of AbitibiBowater Inc.’s (the “Company”) board of directors adopted the material terms of the 2011 AbitibiBowater Inc. Short-Term Incentive Plan, or the “2011 STIP”. As of the date of the filing of this Annual Report on Form 10-K, the 2011 STIP has not been reduced to writing. The following is a summary of the expected terms of the 2011 STIP, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2011.
The 2011 STIP, provides that participating employees, including each of the Company’s named executive officers, are eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on certain quantitative Company performance goals over the 2011 annual period. In respect of the Company’s named executive officers, the target and maximum incentive awards are 100% and 150% of base salary, with no applicable minimum, and the applicable performance metrics may include: income from operations, manufacturing cash cost reductions, reduction in selling and administrative expenses, frequency of safety incidents and severity of safety incidents.
Awards, if granted, are expected to be made in the first quarter of 2012. The aggregate amount payable under the 2011 STIP for all eligible employees is limited to 7% of the Company’s 2011 free cash flow (defined as income from operations adjusted for cash interest, cash reorganization costs, depreciation, pension funding, cash taxes, working capital variation and maintenance capital expenditures).
Employees remain eligible for pro rated awards if they voluntarily retire or are terminated other than for cause during the year. Employees who voluntarily resign or are terminated for cause will not be eligible. The 2011 STIP is administered by the human resources and compensation/nominating and governance committee. The committee may adjust financial and cost metrics, and may adjust any and all awards in its discretion. Awards are discretionary and subject to modification until they are made, including increases, decreases, cancellations, deferrals and other conditions, even if performance levels have been met.